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                                                                  EX-99.1(c)


                           MERRILL LYNCH FEDERAL SECURITIES TRUST

                            Establishment and Designation

                                          of

                        Class A Shares and Class B Shares of
                          Beneficial Interest of the Trust


              The undersigned, being a majority of the Trustees of Merrill Lynch Federal Securities Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.1 of the Declaration of' Trust, as amended, dated July 20, 1984 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $. 10 per share ("Shares"), to create two classes of Shares, within the meaning of said section 6.1, as follows:

              1. The two classes of Shares are designated "Class A Shares" and "Class B Shares", respectively.

              2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

                   The purchase price of Class A Shares and Class B Shares, the method of determination of net asset value of Class A Shares and Class B Shares, the price, terms and manner of redemption of Class A Shares and Class B Shares, and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust, as amended from time to time, under the Securities Act of 1933, as amended.

              4. All Shares issued prior to the filing of this instrument with the Commonwealth of Massachusetts shall be deemed Class A Shares.
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              IN WITNESS WHEREOF, the undersigned, have signed this
         instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust
         this     day of          19







         /s/ Walter Mintz                   /s/ Melvin R. Seiden
         ------------------                 ----------------------
         Walter Mintz                       Melvin R. Seiden
         2 East 88th Street                 993 Park Avenue
         New York, New York 10128           New York, New York 10028




         /s/ Stephen B. Swensrud            /s/ Harry Woolf
         -------------------------          ------------------
         Stephen B. Swensrud                Harry Woolf
         RFD #2, Box 403                    29 Sergeant street
         East Kingston, New Hampshire 03827 Princeton, New Jersey 08540




         /s/Arthur Zeikel
         ------------------
         Arthur Zeikel
         279 Watchung Fork
         Westfield, New Jersey 07090


             The Declaration of Trust establishing Merrill Lynch Federal Securities Trust, dated July 20, 1984, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Federal Securities Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Federal Securities Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.








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